AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 10, 2010 and entered into by and among: (i) Tactical Air Defense Services, Inc., a Nevada corporation (the “Parent”); (ii) TAS Acquisition Corp., a Nevada corporation (the “Acquisition Subsidiary”); and (iii) Tactical Air Support, Inc., a Nevada corporation (the “Company”) (The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties”).

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary, a wholly-owned subsidiary of Parent, with and into the Company, with the Company as the surviving entity following the merger (the “Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company as described herein;

WHEREAS, Parent, Acquisition Subsidiary, and the Company desire that the Merger will qualify as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of equity securities of the Company to tax liability under the Code;

WHEREAS, the Parent, Acquisition Subsidiary and the Company have provided, or will provide prior to Closing (as defined below), each other access to all corporate records for the purposes of due diligence review and each of the Parties has had an opportunity to request and has requested and reviewed all necessary and required information in order to properly evaluate the Merger (the “Due Diligence Review”);

WHEREAS, the respective boards of Parent, Acquisition Subsidiary and the Company have approved their entry into this Agreement;

WHEREAS, prior to the closing of the Merger and the transactions contemplated herein, the Parties shall have satisfied or waived all of the Conditions to Consummation of Merger as outlined in Article V (collectively the “Closing Conditions”); and

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger. Upon and subject to the terms and conditions of this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which (a) all of the Closing Conditions are met or waived and (b) the articles of merger (the “Articles of Merger”) and other appropriate or required documents prepared and executed in accordance with the Nevada Revised Statutes (the “N.R.S.”) are filed with the Secretary of State of Nevada.

1.2           The Closing. The closing of the Merger and all transactions contemplated by this Agreement (the “Closing”) shall take place on the first day following the date that all of the Closing Conditions contemplated hereby have been satisfied or waived by such date, or on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of the Closing Conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.3           Actions at the Closing. At the Closing:

(a)           the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)            the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)           the Surviving Corporation shall file with the Secretary of State of the State of Nevada the Articles of Merger;

(d)           each of the stockholders of record of the Company immediately prior to the Effective Time (the “Company Stockholders”) shall deliver to the Parent the certificate(s) representing his, her or its Company Shares (as defined below); and

(e)           the Parent shall deliver certificates for the Merger Shares (as defined below) to each Company Stockholder in accordance with Section 1.5.

1.4           Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5           Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)           Each share of common stock, par value $0.001 of the Company (“Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Parent or the Acquisition Subsidiary and Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of Parent Series A Preferred Stock, $0.001 par value per share (the “Parent Preferred Stock”) as is equal to the Preferred Conversion Ratio (as defined below). Accordingly, an aggregate of 25,197,795 shares of Parent Preferred Stock shall be issued to the stockholders of the Company in connection with the Merger (collectively the “Merger Shares”).

(b)           The “Preferred Conversion Ratio” shall be obtained by dividing (i) the total of 25,197,795 shares of Parent Preferred Stock by (ii) the total number of outstanding Company Shares immediately prior to the Effective Time on a diluted basis. Stockholders of record of the Company as of the Closing Date (the “Post Merger Stockholders”) shall be entitled to receive 100% of the Post Merger Shares into which their Company Shares were converted pursuant to this Section 1.5.

(c)           Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock.

1.6           Dissenting Shares.

(a)           For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 92A of the N.R.S. and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Shares, unless such Company Stockholder’s right to appraisal shall have ceased in accordance with Section 92A of the N.R.S.  If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder a certificate representing 95% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered “Initial Shares” for all purposes of this Agreement) and shall deliver to the transfer agent a certificate representing the remaining 5% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered “Escrow Shares” for all purposes of this Agreement).

(b)           The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7           Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to Company Stockholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares converted into Merger Shares pursuant to Section 1.5 (“Certificates”) and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Initial Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, on proper surrender of such person’s Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Company Stockholder would be entitled, rounded up to the nearest whole number; provided that each such Company Stockholder shall receive at least one Initial Share.

1.8           Articles of Incorporation and Bylaws.

(a)           The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

(b)           The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.9           No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.10           Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

1.11           Exemption From Registration. Parent and the Company intend that the shares of Parent Preferred Stock and any shares of Parent Common Stock (as defined below) convertible from the Parent Preferred Stock to be issued pursuant to Section 1.5 hereof in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, (“Securities Act”) by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct to the knowledge of the Company, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”).  For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1           Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its articles of incorporation and bylaws. The Company is not in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company.

2.2           Capitalization. The authorized capital stock of the Company as of the date of this Agreement consists of (a) 10,000,000 Company Shares (common stock, par value $0.0001); and (b) 200,000 shares of Series A Preferred Stock, par value $0.0001 (the “Company Preferred Shares”). As of the date of this Agreement, 1,000,000 Company Shares were issued and outstanding and 30,000 Company Preferred Shares were issued and outstanding. Section 1 of the Disclosure Schedule sets forth a complete and accurate list of: (i) all stockholders of the Company, indicating the number and class of Company Shares and Company Preferred Shares held by each stockholder; (ii) all holders of instruments convertible into Company Shares, including, but not limited to convertible promissory notes, and the conversion terms of such instruments; and (iii) all outstanding options (including all employee stock options and stock option plans or equity-related plans of the Company) and warrants (collectively the “Company Options”), indicating (A) the holder thereof, (B) the number of Company Shares subject to each option and warrant, (C) the exercise price, date of grant, vesting schedule and expiration date for each option or warrant, and (D) any terms regarding the acceleration of vesting. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of options or warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. Other than the Company Options listed in Section 1 of the Disclosure Schedule, there are no outstanding or authorized Company Options, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

2.3           Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the “Requisite Company Stockholder Approval”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the N.R.S., and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4           Noncontravention. Subject to the filing of the Articles of Merger as required by the N.R.S., neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, as amended to date, bylaws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5           Subsidiaries.

(a)         The Company has disclosed and made available to the Parent for review in the Due Diligence Review: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)           Each Subsidiary, if any, is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All equity securities of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary.

(c)           The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

2.6           Financial Statements. The Company has provided or made available to the Parent for review in the Due Diligence Review the latest un-audited balance sheet of the Company (the “Company Balance Sheet”) at September 30, 2010 (the “Company Balance Sheet Date”), and the related statements of operations and cash flows for the period from inception through September 30, 2010 (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of the Company and the Subsidiaries.

2.7           Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

2.8           Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet, (b) liabilities which have arisen since the Company Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9           Tax Matters.

(a)	For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)           “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)           Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

2.10           Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11           Owned Real Property. Neither the Company nor any Subsidiary own any real property.

2.12           Real Property Leases. The Company has disclosed and made available to the Parent for review in the Due Diligence Review all real property leased or subleased to or by the Company or any Subsidiary and the term of such lease, any extension and expansion options, and the rent payable thereunder.

           2.13           Contracts. The Company has disclosed and made available to the Parent for review in the Due Diligence Review the following material agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(a)           any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(b)           any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(c)           any agreement which, to the knowledge of the Company, establishes a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)           any agreement concerning confidentiality or noncompetition;

(f)           any employment or consulting agreement;

(g)           any agreement involving any officer, director or stockholder of the Company or any affiliate, as defined in Rule 12b-2 under the Exchange Act (an “Affiliate”), thereof;

(h)           any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(i)           any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(j)           any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

The Company has disclosed and made available to the Parent for review in the Due Diligence Review a complete and accurate copy of each agreement listed above. With respect to each agreement so listed,: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

2.14           Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Company Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet.

2.15           Insurance. The Company has disclosed and made available to the Parent for review in the Due Diligence Review each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.16           Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages in excess of $25,000 or equitable relief or (b) if determined adversely to the Company or such Subsidiary, could have, individually or in the aggregate, a Company Material Adverse Effect.

2.17           Employees.

(a)           The Company has disclosed and made available to the Parent for review in the Due Diligence Review a list of all employees of the Company or any Subsidiary along with the position and the annual rate of compensation of each such person and all persons or entities who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to or made available to the Parent. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(b)           Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. To the knowledge of the Company there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.18           Employee Benefits.

(a)	For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)           “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b)           The Company has disclosed and made available to the Parent for review in the Due Diligence Review a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)           To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

2.19           Environmental Matters.

(a)           Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)           The Company has disclosed and made available to the Parent for review in the Due Diligence Review a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c)           To the knowledge of the Company there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.20           Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.21           Customers and Suppliers. The Company has disclosed and made available to the Parent for review in the Due Diligence Review a list of each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during such period. No such customer has notified the Company in writing within the past year that it will stop buying services from the Company or any Subsidiary.

2.22           Permits. The Company has disclosed and made available to the Parent for review in the Due Diligence Review a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.23           Certain Business Relationships With Affiliates. The Company has disclosed and made available to the Parent for review in the Due Diligence Review a listing of all Affiliates of the Company or of any Subsidiary which (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary.

2.24           Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.25           Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.26           Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Parent all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

2.27           Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 2 are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

2.28           Board Actions. The Company’s board of directors (a) has unanimously determined that the Merger is fair and in the best interests of the Company Stockholders and is on terms that are fair to the Company Stockholders and has recommended the Merger to the Company Stockholders, and (b) shall submit the Merger and this Agreement to the vote and approval of the Company Stockholders or the approval of the Company Stockholders by written consent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the Parent Disclosure Schedule provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof and accepted in writing by the Parent (the “Parent Disclosure Schedule”). For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

3.1           Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Parent and its subsidiaries, taken as a whole.

3.2           Capitalization. The authorized capital stock of the Parent consists of (a) 3,000,000,000 shares of common stock, par value $0.001 (the “Parent Common Stock”), of which 2,987,935,294 shares were issued and outstanding as of the date of this Agreement and (b) 50,000,000 shares of Parent Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding prior to the Closing of the Agreement.  Section 2 of the Disclosure Schedule sets forth: (i) the number of stockholders of the Parent, indicating the number and class of Parent Common Stock and Parent Preferred Stock; and (ii) all holders of instruments convertible into shares of Parent Common Stock, including, but not limited to convertible promissory notes, and the conversion terms of such instruments. The Parent Common Stock is presently eligible for quotation and trading on the NASD Over-the-Counter Bulletin Board (the “OTCBB”). All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. To the knowledge of the Parent, there are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The 25,197,795 Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Articles of Merger, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights.

3.3           Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”) and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Acquisition Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Parent and the Acquisition Subsidiary and constitutes a valid and binding obligation of the Parent and the Acquisition Subsidiary, enforceable against them in accordance with its terms.

3.4           Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the regulations of the OTCBB and the filing of the Articles of Merger as required by the N.R.S., neither the execution and delivery by the Parent or the Acquisition Subsidiary of this Agreement or the Transaction Documentation , nor the consummation by the Parent or the Acquisition Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of the Parent or the Acquisition Subsidiary, (b) require on the part of the Parent or the Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.

3.5           Subsidiaries.  Except as disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise, the Parent has no Subsidiaries other than the Acquisition Subsidiary. Acquisition Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Acquisition Subsidiary was formed solely to effectuate the Merger and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary. The Acquisition Subsidiary is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

3.6           Exchange Act Reports. The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 21, 2009, as filed with the SEC, and (b) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since such annual 10-K report (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7           Compliance with Laws. Each of the Parent and its Subsidiaries:

(a)           and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)           has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)           has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)           has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)           has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person; and

(g)           is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8           Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

3.9           Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect.

3.10           Litigation.   Except as disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any subsidiary of the Parent which, if determined adversely to the Parent or such subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.11           Liabilities. Except as disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise, neither the Parent nor its Subsidiaries has any liabilities except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report or on the Due Diligence Review, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12           Tax Matters. Neither the Parent nor the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file. Neither the Parent nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and the Subsidiaries are or were members.

3.13           Assets. Each of the Parent and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or any Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14           Owned Real Property. Neither the Parent nor any Subsidiary owns any real property.

3.15           Real Property Leases. The Parent has disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise all real property leased or subleased to or by the Parent or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Parent has delivered or made available to the Company complete and accurate copies of such leases and subleases

3.16           Contracts. The Parent has disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise the following material agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(a)           any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(b)           any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Parent or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(c)           any agreement establishing a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)           any agreement concerning confidentiality or noncompetition;

(f)           any employment or consulting agreement;

(g)           any agreement involving any officer, director or stockholder of the Parent or any Affiliate thereof;

(h)           any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(i)           any agreement which contains any provisions requiring the Parent or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(j)           any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

The Parent has disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise a complete and accurate copy of each agreement described herein. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Subsidiary or, to the knowledge of the Parent, any other party under such contract.

3.17           Accounts Receivable. All accounts receivable of the Parent and the Subsidiaries reflected on the Parent Report are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report. All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18           Insurance.  The Parent has disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Parent and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.19           Employees.

(a)           The Parent Reports disclose all employees of the Parent and each Subsidiary, along with the position and the terms of compensation of each such person. To the knowledge of the Parent, no key employee or group of employees has any plans to terminate employment with the Parent or any Subsidiary.

(b)           Neither the Parent nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Parent or any Subsidiary.

3.20           Employee Benefits.

(a)           The Parent Reports contain a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Parent, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Parent, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b)           To the knowledge of the Parent, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

3.21           Environmental Matters.

(a)           Each of the Parent and the Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            The Parent has disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or a Subsidiary (whether conducted by or on behalf of the Parent or a Subsidiary or a third party, and whether done at the initiative of the Parent or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c)           The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any Subsidiary.

3.22           Permits.  The Parent has disclosed and made available to the Company for review in the Due Diligence Review, Parent Reports or otherwise a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any Subsidiary. Such listed Permits are the only Parent Permits that are required for the Parent and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.23           Certain Business Relationships With Affiliates. No Affiliate of the Parent or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any Subsidiary, (b) has any claim or cause of action against the Parent or any Subsidiary, or (c) owes any money to, or is owed any money by, the Parent or any Subsidiary.

3.24           Tax-Free Reorganization.

(a)           The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1368-2(k); (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b)           The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)           Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d)           The Parent has no present plan or intention to reacquire any of the Merger Shares.

(e)           The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(f)           Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

3.25           Brokers’ Fees. Neither the Parent nor the Acquisition Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26           Disclosure. No representation or warranty by the Parent contained in this Agreement or in any of the Transaction Documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any Subsidiary or the transactions contemplated by this Agreement.

3.27           Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or any Subsidiary or (ii) purchases from or sells or furnishes to Parent or any Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent or any Subsidiary is a party or by which it may be bound or affected. Neither Parent or any Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any Subsidiary.

3.28           Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 3 are qualified by “knowledge” or “belief,” Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.29           Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by written consent.

ARTICLE IV
COVENANTS

4.1           Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2           Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)           The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as described in Section 2.4.

4.3           Current Report.   As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of the Company and Parent shall use its reasonable efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws. Further, the Parties shall prepare and file with the SEC an amendment to the Current Report within four business days after the Closing Date.

4.4           Operation of Business.   Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

4.5           Access to Information.

(a)           The Company shall (and shall cause each Subsidiary to) permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b)           Each of the Parent and the Acquisition Subsidiary (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Parent or the Acquisition Subsidiary by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Parent or the Acquisition Subsidiary, (C) which the Parent or the Acquisition Subsidiary knew or to which the Parent or the Acquisition Subsidiary had access prior to disclosure, or (D) which the Parent or the Acquisition Subsidiary rightfully obtains from a source other than the Company or a Subsidiary.

4.6           Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

4.7           Access to Information.

(a)           The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent and the Acquisition Subsidiary.

(b)           The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any confidential or proprietary information of the Parent or any Subsidiary that is furnished in writing to the Company by the Parent or the Acquisition Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Company, (C) which the Company knew or to which the Company had access prior to disclosure or (D) which the Company rightfully obtains from a source other than the Parent or the Acquisition Subsidiary.

4.8           Expenses. The costs and expenses (including legal fees and expenses of Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable by each Party.

4.9           Indemnification.

(a)           The Parent shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)           From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Nevada law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Nevada law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

5.1           Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           this Agreement and the Merger shall have received the Requisite Company Stockholder Approval; and

(b)           satisfactory completion by Parent and Company of the Due Diligence Review. The Parties acknowledge that the Due Diligence Review may not be fully completed until Closing and shall use their best efforts to provide the other Party with any information requested as part of the Due Diligence Review.

5.2           Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)           the number of Dissenting Shares shall not exceed 10% of the number of outstanding Company Shares as of the Effective Time;

(b)           the Company and its Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all of the waivers, permits, consents (including but not limited to shareholder consent), approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Company Material Adverse Effect for purposes of this Section 5.2);

(d)           the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)           no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)           all Company Preferred Stock issued and outstanding as of the date of this Agreement shall have been returned back to Company treasury such that no shares of Company Preferred Stock shall be issued and outstanding as of the Closing;

(g)           all Company Options and any and all rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock shall have been retired and/or terminated;

(h)           all shareholders receiving Merger Shares shall have executed lock up and leak out agreements, with the terms and conditions of such agreements to be finalized prior to Closing (the “Lock Up and Leak Out Agreement”); and

(i)           the Parent shall have received from the Secretary of the Company a certificate (i) certifying the articles of incorporation of the Company, (ii) certifying the bylaws of the Company, and (iii) certifying the resolutions of the board of directors and shareholders of the Company authorizing the Merger and the transactions contemplated herein.

5.3           Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a)           the Parent shall have obtained (and shall have provided copies thereof to the Company and its Subsidiaries) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)           the representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Parent Material Adverse Effect for purposes of this Section 5.3(b));

(c)           each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d)           no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Parent Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)           the Parent shall have filed the Certificate of Designation with the Nevada Secretary of State (the “Preferred Certificate”) properly designating the Parent Series A Preferred Stock (the “Parent Preferred Stock”). A copy of the proposed Preferred Certificate has been attached hereto as Exhibit A;

(f)           all existing Parent shareholders holding greater than 1% of the issued and outstanding shares of the post Merger Parent prior to Closing shall have executed the Lock Up and Leak Out Agreement;

(g)           on the Closing Date Parent shall be current with respect to the filing of all SEC reports that are required to be filed with the Securities and Exchange Commission;

(h)           the Merger, the issuance of the Merger Shares and any other transactions contemplated under this Agreement relating thereto, shall not require the approval of Parent’s stockholders;

(i)           the Company shall have received from the Secretary of Parent a certificate (i) certifying the articles of incorporation of Parent, (ii) certifying the bylaws of Parent, and (iii) certifying the resolutions of the board of directors of Parent authorizing the Merger and the transactions contemplated herein;

(j)           the Company shall have received from the Secretary of Acquisition Subsidiary a certificate (i) certifying the articles of incorporation of Acquisition Subsidiary, (ii) certifying the bylaws of Acquisition Subsidiary, and (iii) certifying the resolutions of the board of directors and the sole stockholder of Acquisition Subsidiary authorizing the Merger and the transactions contemplated under this Agreement; and

(k)           the Parent shall file the Articles of Merger as soon as possible following the Effective Time.

ARTICLE VI
INDEMNIFICATION

6.1           Indemnification of Parent and Acquisition Subsidiary.  The Company agrees to indemnify and hold harmless Parent, Acquisition Subsidiary and each of their respective officers, directors, employees, Affiliates and Representatives, from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 6.1 or in recovering damages or pursuing other remedies with respect to any breach of this Section 6.1), incurred by Parent or Acquisition Subsidiary as a result of or in connection with any breach of any representation, warranty, covenant or other obligation of the Company contained in this Agreement

6.2           Indemnification of the Company.  Parent and Acquisition Subsidiary shall, jointly and severally, indemnify and hold harmless the Company and its officers, directors, employees, Affiliates and Representatives, from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 6.2 or in recovering damages or pursuing other remedies with respect to any breach of this Section 6.2), incurred by the Company as a result of or in connection with any breach of any representation, warranty, covenant or other obligation of Parent or Acquisition Subsidiary contained in this Agreement.

ARTICLE VII
TERMINATION

7.1           Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

7.2           Termination for Failure to Close. This Agreement shall be terminated if the Closing Date shall not have occurred by January 31, 2011, unless extended by written mutual consent of all Parties.

7.3           Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

7.4           Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a)           by the Parent and the Acquisition Subsidiary if: (i) any of the representations and warranties made in this Agreement by the Company shall not be materially true and correct, when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled (or waived) in all material respects by the Closing Date; (iii) the Company shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b)           by the Company if: (i) any of the representations and warranties of the Parent or the Acquisition Subsidiary shall not be materially true and correct when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled (or waived) in all material respects by the Closing Date; (iii) the Parent or the Acquisition Subsidiary shall have failed to observe or perform any of their material respective obligations under this Agreement; or (iv) as otherwise set forth herein.

7.5           Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

7.6           Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1           Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2           No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.4           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiary may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of the Parent.

8.5           Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.6           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Tactical Air Support, Inc. 14505 Mount Anderson Reno, Nevada 89506 Attn: Rolland C. Thompson, CEO

If to the Parent or the Acquisition Subsidiary: Tactical Air Defense Services, Inc. 123 West Nye Lane, Suite 517 Carson City, Nevada 89706 Attn: Alexis C. Korybut, CEO

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8           Dispute Resolution.   The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  Each party hereto agrees to submit to the personal jurisdiction and venue of the state or federal courts located in Washoe County, Nevada for resolution of all disputes arising out of, in connection with, or by reason of the interpretation, construction, and enforcement of this agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum.  As a material inducement for this agreement, each party specifically waives the right to trial by jury of any issues so triable.

8.9           Attorney’s Fees.   Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement or any judgment based on this Agreement in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.

8.10           Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.12           Acknowledgments and Assent.   The Parties acknowledge that they have been given adequate time to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

8.13           Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)            Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

SIGNATURE PAGE

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

PARENT: Tactical Air Defense Services, Inc. /s/ Alexis C. Korybut	COMPANY: Tactical Air Support, Inc. /s/ Rolland C. Thompson
By: Alexis C. Korybut Its: Chief Executive Officer	By: Rolland C. Thompson Its: Chief Executive Officer

ACQUISITION SUBSIDIARY: TAS Acquisition Corp. /s/ Alexis C. Korybut
By: Alexis C. Korybut Its: President

Exhibits & Schedules to the
Agreement and Plan of Merger
Among
Tactical Air Defense Services, Inc.,
TAS Acquisition Corp.
and
Tactical Air Support, Inc.

Exhibit A – Parent Certificate of Designation: Series A Preferred Stock

AMENDMENT TO THE
CERTIFICATE OF DESIGNATION
OF
TACTICAL AIR DEFENSE SERVICES, INC.
A Nevada Corporation

TACTICAL AIR DEFENSE SERVICES, INC., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) DOES HEREBY CERTIFY:

WHEREAS, on or about March 21, 2007, the Corporation filed a Certificate of Designation (the “Original Certificate”) with the Nevada Secretary of State designating a class of its preferred stock as Series A Preferred Stock (the ‘Original Certificate”);

WHEREAS, as of the date of filing of this certificate, no shares of Series A Preferred Stock designated in the Original Certificate are issued or outstanding;

WHEREAS, as of the date of filing of this certificate, the Series A Preferred Stock designated in the Original Certificate have been cancelled by the Board and returned to treasury, leaving Fifty Million (50,000,000) shares of preferred stock as authorized but un-designated in treasury;

WHEREAS, the Articles of Incorporation provide the Board of Directors of the Corporation (the “Board”) the authority to designate classes of its preferred stock without shareholder approval and prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock created;

RESOLVED, pursuant to the NRS, the Board hereby files this Amendment to the Certificate of Designation of Preferred Stock with the Nevada Secretary of State (the “Certificate”) and amends the Original Certificate as follows:

DESIGNATION OF CLASS OR SERIES OF STOCK
Tactical Air Defense Services, Inc.
A Nevada Corporation

COMMON STOCK:

Each holder of our common stock, par value $0.001 (“Common Stock”) is entitled to one vote per share in the election of directors and on all other matters submitted to the vote of shareholders. No holder of our Common Stock may cumulate votes in voting for our directors. Subject to the rights of the holders of any our preferred stock that may be outstanding from time to time, each share of our Common Stock will have an equal and ratable right to receive dividends as may be declared by our Board out of funds legally available for the payment of dividends, and, in the event of liquidation, dissolution or winding up of our Corporation, will be entitled to share equally and ratably in the assets available for distribution to our shareholders. No holder of our Common Stock will have any preemptive right to subscribe for any our securities.

PREFERRED STOCK:

Our Board is authorized by our Articles of Incorporation to issue, by resolution and without any action by our shareholders, up to Fifty Million (50,000,000) shares of preferred stock, par value $0.001 (“Preferred Stock”), in one or more series, and our directors may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of our Common Stock. The Board hereby designates the following class of Preferred Stock:

A.           Series A Preferred Stock.  The Corporation is authorized to issue up to 50,000,000 shares of Preferred Stock. Thirty Million (30,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, privileges and restrictions, qualifications and limitations.

1.           Conversion into Common Stock.

a.           Shareholder Conversion Rights.  Each share of Series A Preferred Stock may be convertible, at the option of the holder thereof (each and individually a “Series A Holder”), into 100 shares of Common Stock at anytime following the issuance of such share. Each Series A Holder who desires to convert into the Corporation’s Common Stock must provide a five (5) day written notice to the Corporation of its intent to convert one or more shares of Series A Preferred Stock into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

b.           Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock each Series A Holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Prior to any conversion, the certificate or certificates representing Series A Preferred Stock to be converted shall be surrendered to the Corporation, duly endorsed with a medallion stamp guarantee, at the office of the Corporation or its transfer agent. The Corporation shall, within three (3) business days: (i) issue a certificate or certificates for the number of shares of Common Stock to which the Series A Holder shall be entitled; or (ii) if applicable, electronically transfer such shares via DWAC transfer into such holder’s brokerage account as specified.

2.           Voting Rights.  Each Series A Holder shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: each share of Series A Preferred Stock shall have such number of votes equal to the number of shares of Common Stock each such share of Series A Preferred Stock is convertible into pursuant to Section 1(a) above, regardless of whether or not each such Series A Holder has or has not converted such share of Series A Preferred Stock. Such voting calculation is hereby authorized by the Corporation and the Corporation acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Corporation’s stock in any given voting matter exceeding the total aggregate number of shares which this Corporation shall have authority to issue.

3.           Liquidation Rights.  The Series A Preferred Stock shall, with respect to dividend rights, rights on redemption, rights on conversion and rights on liquidation, winding up and dissolution, rank senior to all common stock, warrants and options to purchase common stock and all other classes of Preferred Stock established by the Board. For purposes of this Section, and unless a majority of the Series A Holders affirmatively vote or agree by written consent to the contrary, a liquidation shall be deemed to include: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and; (b) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity. If any of the assets of the Corporation are to be distributed other than in cash under this Section, then the Board shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser’s valuation.
4.           Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

5.           Severability.  If any word, phrase, provision or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions and privileges of this Certificate shall remain in effect.  If any word, phrase, provision or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Tactical Air Defense Services, Inc. on ____________, ______.

Tactical Air Defense Services, Inc.
By: Its:

Schedule 1 – Company Capitalization

Schedule 2 - Parent Capitalization